Exhibit 23.3

Consent of Nominee for Director

of Hunter Maritime Acquisition Corp.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1 and related prospectus of Hunter Maritime Acquisition Corp. as shall be filed with the U.S. Securities and Exchange Commission, and any and all amendments thereto.

/s/ Thomas Rehder Name: Thomas Rehder
Date: November 7, 2016